Exhibit 99.1

SOUTHERN CALIFORNIA BANCORP ANNOUNCES THE RETIREMENT OF CHAIRMAN EMERITUS AND DIRECTOR JOHN FARKASH

San Diego, Calif., January 19, 2024 – Southern California Bancorp (“us,” “we,” “our,” or the “Company”) (NASDAQ: BCAL), the holding company for Bank of Southern California, N.A. (the “Bank”) announces the retirement of Chairman Emeritus and Director John Farkash, effective Tuesday, January 16, 2024, due to health reasons. Mr. Farkash was a Founding Director of the Company in 2002 and served as its chairman for nearly 20 years.

“John Farkash was instrumental in the founding of our Company and has played a key role in its development for more than two decades,” said David Rainer, Chairman and CEO of the Company and the Bank. “We recognize his leadership and thank him for the valuable counsel and strategic insights he has shared with us. During his 20-year tenure as chairman, the company grew from a few million to $1.6 billion in assets, a testament to his vision in creating a commercial bank to serve the businesses of San Diego County and Southern California. We sincerely wish him and his family all the best in his retirement.”

“I am proud to have been a part of building this outstanding commercial banking franchise,” said John Farkash, retiring Chairman Emeritus and Director of the Company and the Bank. “It’s been a privilege and an honor to serve both this Company and the Southern California business community for more than 20 years, and I leave confident that there is a bright future ahead for this organization.”

In addition to his role in building Southern California Bancorp and Bank of Southern California, Mr. Farkash is the Founder and President of Farkash Construction, Inc., providing architecture, interior space planning, construction, real estate development, and commercial real estate property management to clients throughout Southern California. He has also been involved in San Diego’s rural planning issues and continues to oversee the family real estate portfolio.

ABOUT SOUTHERN CALIFORNIA BANCORP AND BANK OF SOUTHERN CALIFORNIA, N.A.

Southern California Bancorp (NASDAQ: BCAL) is a registered bank holding company headquartered in San Diego, California. Bank of Southern California, N.A., a national banking association chartered under the laws of the United States (the “Bank”) and regulated by the Office of Comptroller of the Currency, is a wholly owned subsidiary of Southern California Bancorp. Established in 2001 and headquartered in San Diego, California, the Bank offers a range of financial products and services to individuals, professionals, and small- to medium-sized businesses through its 13 branch offices serving Orange, Los Angeles, Riverside, San Diego, and Ventura counties, as well as the Inland Empire. The Bank’s solutions-driven, relationship-based approach to banking provides accessibility to decision makers and enhances value through strong partnerships with its clients. Additional information is available at www.banksocal.com.

INVESTOR RELATIONS CONTACT

Kevin Mc Cabe

Bank of Southern California

kmccabe@banksocal.com

818.637.7065

1